Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Third Quarter 2016 Financial Results

Acquires 5.11 Tactical® and Completes Partial Divestiture of Fox Factory Holding Corp.
During the Quarter
Westport, Conn., November 2, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended September 30, 2016.
Third Quarter 2016 Highlights

•	Generated Cash Provided by Operating Activities of $15.1 million, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $22.6 million for the third quarter of 2016;

•	Reported net income of $50.2 million for the third quarter of 2016;

•	Paid a third quarter 2016 cash distribution of $0.36 per share in October 2016, bringing cumulative distributions paid to $14.2752 per share since CODI’s IPO in May of 2006;

•	Completed the accretive platform acquisition of 5.11 Tactical® “(5.11)”;

•	Sold a total of 3,500,000 shares of Fox Factory Holding Corp. (“FOX”) common stock, with total net proceeds of approximately $63.0 million while retaining approximately 23% ownership of FOX; and

•	Consummated the sale of its majority owned subsidiary, Anodyne Medical Device, Inc., also doing business and known as Tridien Medical, to Hill-Rom Holdings, Inc.

“During the third quarter, we continued to generate consistent free cash flow across both our niche industrial and our branded consumer businesses,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “In

particular, our ERGObaby, Manitoba Harvest and Sterno Products subsidiaries each reported year-over-year, double-digit EBITDA growth aided by our recent add-on acquisitions.”
Mr. Offenberg added, “We continued to capitalize on market opportunities with the accretive, platform acquisition of 5.11, whose market leadership, broad customer base, proven management team and compelling growth opportunities represent a strong addition to our family of leading middle market businesses. Complementing this, we completed the sale of Tridien Medical and realized $63.0 million in proceeds from partially monetizing our interest in FOX, increasing the gains we have realized for shareholders to over $600 million. We intend to continue capitalizing on our strong balance sheet and considerable liquidity position to pursue attractive platform and add-on transactions that we believe will create long-term shareholder value and support our ability to provide stable cash distributions.”
Operating Results
For the quarter ended September 30, 2016, CODI generated Cash Provided by Operating Activities of $15.1 million, as compared to Cash Provided by Operating Activities of $14.2 million for the quarter ended September 30, 2015. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $22.6 million for the quarter ended September 30, 2016, as compared to $23.8 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for each of the quarter ended September 30, 2016 and the quarter ended September 30, 2015 was 54.3 million.
Cash Flow for the third quarter of 2016 reflects year-over-year earnings growth in the Company’s Sterno Products, ERGObaby and Manitoba Harvest businesses, offset by declines at the Company’s other businesses.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $600 million since going public in 2006.
Net income for the quarter ended September 30, 2016 was $50.2 million, as compared to net income of $166.0 million for the quarter ended September 30, 2015. During the third quarter of 2016 and 2015, CODI’s equity method investment in FOX increased $50.4 million and $11.8 million, respectively. During the third quarter of 2015, CODI realized a net gain of $151.1 million on the sales of its AFM and CamelBak businesses.
Liquidity and Capital Resources
As of September 30, 2016, CODI had approximately $26.4 million in cash and cash equivalents, $567.1 million outstanding on its term loan facility and $167.0 million in borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $377.9 million at September 30, 2016 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $197.7 million at September 30, 2016.
Third Quarter 2016 Distribution
On October 6, 2016, CODI’s Board of Directors declared a third quarter distribution of $0.36 per share. The cash distribution was paid on October 27, 2016 to all holders of record as of October 20, 2016. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $14.2752 per share.
Conference Call
Management will host a conference call on Thursday, November 3, 2016 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 95434257. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.
A replay of the call will be available through November 10, 2016. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 95434257.
Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.
Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).
In addition, we own approximately 23% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2016	2015
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,389	$85,240
Accounts receivable, net	173,921	105,910
Inventories	231,987	59,905
Prepaid expenses and other current assets	22,893	21,536
Current assets of discontinued operations	—	18,772
Total current assets	455,190	291,363
Property, plant and equipment, net	145,447	115,948
Equity method investment	197,742	249,747
Goodwill and intangible assets, net	1,034,068	741,342
Other non-current assets	13,307	9,819
Non-current assets of discontinued operations	—	12,823
Total assets	$1,845,754	$1,421,042

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$139,221	$89,907
Due to related party	8,236	5,863
Current portion, long-term debt	5,685	3,250
Other current liabilities	13,024	9,004
Current liabilities off discontinued operations	—	8,455
Total current liabilities	166,166	116,479
Deferred income taxes	103,898	103,635
Long-term debt	714,954	308,639
Other non-current liabilities	26,711	18,960
Non-current liabilities of discontinued operations	—	110
Total liabilities	1,011,729	547,823
Stockholders' equity
Total stockholders' equity attributable to Holdings	797,798	826,084
Noncontrolling interests	36,227	46,219
Noncontrolling interests of discontinued operations	—	916
Total stockholders' equity	834,025	873,219
Total liabilities and stockholders’ equity	$1,845,754	$1,421,042

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net sales	$252,285	$184,830	$659,748	$528,447
Cost of sales	169,870	120,260	436,544	355,489
Gross profit	82,415	64,570	223,204	172,958
Operating expenses:
Selling, general and administrative expense	53,648	36,310	140,702	98,385
Management fees	8,435	6,373	21,394	19,597
Amortization expense	8,423	7,259	23,966	21,455
Loss on disposal/ impairment expense	551	—	7,214	—
Operating income	11,358	14,628	29,928	33,521
Other income (expense):
Interest expense, net	(4,376)	(11,205)	(23,204)	(24,047)
Gain on equity method investment	50,414	11,784	58,680	9,518
Amortization of debt issuance costs	(687)	(561)	(1,827)	(1,651)
Other income (expense), net	(3,271)	(949)	(1,852)	(983)
Income from continuing operations before income taxes	53,438	13,697	61,725	16,358
Provision for income taxes	4,894	3,688	9,778	9,206
Net income from continuing operations	48,544	10,009	51,947	7,152
Income (loss) from discontinued operations, net of tax	(455)	4,934	473	9,079
Gain on sale of discontinued operations, net of tax	2,134	151,075	2,134	151,075
Net income	50,223	166,018	54,554	167,306
Less: Income from continuing operations attributable to noncontrolling interest	682	1,272	1,749	4,006
Less: Income (loss) from discontinued operations attributable to noncontrolling interest	(164)	246	(116)	(755)
Net income attributable to Holdings	$49,705	$164,500	$52,921	$164,055

Basic and fully diluted income per share
Continuing operations	$0.72	$0.14	$0.59	$0.01
Discontinued operations	0.03	2.87	0.05	2.96
	$0.75	$3.01	$0.64	$2.97

Basic and fully diluted weighted average number of shares outstanding	54,300	54,300	54,300	54,300

Cash distributions declared per share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Nine Months Ended
(in thousands)	September 30, 2016	September 30, 2015
Net cash provided by operating activities	$60,594	$46,471
Net cash (used in) provided by investing activities	(417,284)	246,594
Net cash provided by (used in) financing activities	300,407	(225,450)
Effect of foreign currency on cash	(3,197)	(2,593)
Net (decrease) increase in cash and cash equivalents	(59,480)	65,022
Cash and cash equivalents — beginning of period	85,869	23,703
Cash and cash equivalents — end of period	$26,389	$88,725

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$50,223	$166,018	$54,554	$167,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,052	17,498	53,972	49,743
Loss on disposal/ impairment expense	551	—	7,214	9,165
Gain on sale of businesses, net	(2,134)	(151,075)	(2,134)	(151,075)
Amortization of debt issuance costs and original issue discount	888	729	2,363	2,154
Unrealized (gain) loss on derivatives	(1,661)	6,177	8,322	8,044
Gain on equity method investment	(50,414)	(11,784)	(58,680)	(9,518)
Noncontrolling stockholders charges	964	744	3,012	2,627
Excess tax benefit on stock compensation	—	—	(366)	—
Other	127	(175)	408	324
Deferred taxes	1,712	(2,606)	(4,280)	(3,863)
Changes in operating assets and liabilities	(9,246)	(11,321)	(3,791)	(28,436)
Net cash provided by operating activities	15,062	14,205	60,594	46,471
Plus:
Unused fee on revolving credit facility (1)	418	456	1,355	1,062
Successful acquisition costs	2,161	1,126	3,888	1,126
Integration services fee (2)	292	1,250	792	3,250
Realized loss from foreign currency effect (3)	662	1,297	—	1,297
Excess tax benefit on stock compensation	—	—	366	—
Changes in operating assets and liabilities	9,246	11,321	3,791	28,436
Other	117	132	245	—
Less:
Maintenance capital expenditures (4)	4,079	5,506	13,744	13,685
Payment on swap	1,320	507	3,114	1,502
Realized gain from foreign currency effect (3)	—	—	2,396	—
Other	—	—	—	209
Estimated cash flow available for distribution and reinvestment	$22,559	$23,774	$51,777	$66,246

Distribution paid in April 2016/2015	$—	$—	$19,548	$19,548
Distribution paid in July 2016/ 2015	—	—	19,548	19,548
Distribution paid in October 2016/ 2015	19,548	19,548	19,548	19,548
	$19,548	$19,548	$58,644	$58,644

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(3)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(4)
Excludes growth capital expenditures of approximately $0.7 million and $0.1 million for the three months ended September 30, 2016 and 2015, and $1.6 million and $1.0 million for the nine months ended September 30, 2016 and 2015, respectively.